Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Carl Wertz
Operator:
Good afternoon and welcome to Diodes Incorporated’s fourth quarter and fiscal 2009 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Tuesday, February 9, 2010. I would now like to turn the call to Leanne Sievers of Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ fourth quarter and fiscal 2009 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr.Keh-Shew Lu, who is joining us from Taiwan; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Vice President of Finance and Investor Relations, Carl Wertz.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 9, 2010. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s earnings release is a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
I am pleased to once again report another solid quarter of profitable growth for Diodes. Our fourth quarter was highlighted by a 50 percent increase in revenue over the prior year period and an 80 percent increase in gross profit. Revenue for the quarter increased primarily due to market share gains at new and existing customers combined with continued strength in Asia and further improvements in North America and Europe. Our revenue results are evidence of our market share gains and design win momentum, as our revenue this quarter was 97 percent of the $134 million record revenue we achieved in the third quarter of 2008.
Gross margin improved to 32.1 percent as our packaging facilities continued operating at full capacity and utilization improved at our wafer fabs in Kansas City and the U.K. We expect additional upside in gross margin in the coming quarters due to further improvements in utilization at our wafer fabs combined with our new product initiatives.
For the year, revenue reached a record of $434.4 million, which is a significant accomplishment during one of the most challenging periods that our industry and the economy has experienced in quite some time. Other noteworthy accomplishments in 2009 included:
1.
We implemented cost reduction initiatives in response to the economic environment that improved our profitability while growing revenue, resulting in our 19th consecutive year of profitability. GAAP net income was $7.5 million, or seventeen cents per share, and non-GAAP adjusted net income was $24.1 million, or fifty-five cents per share.

2.
We achieved positive cash flow from operations every quarter during the downturn as a result of our efforts to reduce debt, inventory levels and authorizations on capital expenditures. For the year, cash flow from operations amounted to $65.5 million, net cash flow was $138.5 million and free cash flow was $43.1 million. The significant improvement in our cash position enables further expansion opportunities for the Company in the future.

3.
We consistently improved our factory utilization at our packaging facilities and wafer fabs throughout the year increasing gross margin to 32.1 percent in the fourth quarter from the low of 18.6 percent in the first quarter of 2009.

4.
We also continued to invest in new product development and achieved a high level of design wins that contributed to increased market share and strong revenue growth in the last three quarters of the year, and we expect to continue that momentum into 2010.

5.	And lastly, we continued to strengthen our balance sheet and repurchased approximately $48 million of our Convertible Senior Notes, reducing the notes outstanding to $135 million par value.
As a result of these achievements, the Company has returned to our “profitable growth” model, and I believe we have emerged from the downturn as a stronger company with expanded growth opportunities as we enter 2010. We expect continued growth momentum in the first half of the year and remain positive on our outlook due to design win traction and new product introductions. Despite the first quarter being a typically seasonally slower period for our markets, we are seeing strong customer demand in the consumer and communications markets, in particular for our products utilized in panels for LCD and LED televisions as well as smartphones and set-top boxes. We are also beginning to see market stabilization in North America and Europe. As a result, the first quarter of 2010 will represent our fourth consecutive quarter of growth, corresponding to a year-over-year increase of approximately 70 percent.
With that, I will turn the call over to Rick to discuss our fourth quarter financial results and first quarter guidance in more detail.
Rick White, CFO
     Thanks, Dr. Lu, and good afternoon everyone.
     As Dr. Lu mentioned, Revenue for 2009 was a record $434.4 million, an increase over the $432.8 million in 2008. For the fourth quarter, revenue was $130.3 million, an increase of 50 percent over the $87.1 million in the same period last year and an increase of 7 percent over the $122.1 million in the third quarter of 2009.
Gross profit for the fourth quarter of 2009 was $41.8 million, or 32.1 percent of revenue, compared to $22.9 million, or 26.3 percent, in the fourth quarter of 2008 and $37.6 million, or 30.8 percent of revenue, in the third quarter of 2009. The 130 basis point sequential increase in gross margin was primarily attributable to continued improvements in utilization at our wafer fabrication facilities as well as the stable pricing environment. During the quarter, our packaging capacity continued to be fully utilized with output from our China facilities at 5.2 billion units, up over 5 percent from the third quarter. Our wafer fab utilization continues to increase at both facilities, which we expect to further benefit gross margin in the first quarter of 2010.

Total operating expenses amounted to $28.0 million, or 21.5 percent of revenue, in line with the 21.6 percent last quarter.
Looking specifically at Selling, General and Administrative expenses for the fourth quarter, SG&A was approximately $20.0 million, or 15.4 percent of revenue, compared to $19.1 million, or 15.6 percent of revenue, last quarter.
Investment in Research and Development for the fourth quarter was $6.8 million, or 5.2 percent of revenue, which was comparable on a percent of revenue basis to the $6.3 million, or 5.1 percent of revenue, in the third quarter.
Total other expenses amounted to $2.3 million for the fourth quarter.
Looking first at interest income and expense, we had approximately $1.0 million of interest income, primarily related to our portfolio of auction rate securities, and interest expense of $1.8 million primarily related to our Convertible Senior Notes and our loan for the acquisition of Zetex.
During the fourth quarter of 2009, we recorded a pre-tax, non-cash amortization of debt discount of approximately $1.8 million. As stated previously, effective January 1, 2009, U.S. GAAP requires us to separately account for a liability and equity component of our Convertible Senior Notes. For the full year of 2009, this additional pre-tax amortization of debt discount expense amounted to approximately $8.3 million.
Turning to income taxes, our income tax benefit was approximately $3.6 million, which was basically in line with our previous guidance.
Fourth quarter GAAP net income was $14.2 million, or $0.32 per diluted share, as compared to net income of $7.0 million, or $0.16 diluted per share, last quarter. The fully diluted share count used to compute GAAP earnings per share for the fourth quarter was 45.1 million.
Non-GAAP adjusted net income was $16.3 million, or $0.36 per diluted share, which excluded, net of tax, $1.1 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes, $900,000 of non-cash acquisition related intangible asset amortization costs, and nominal amounts for forgiveness of debt and loss on extinguishment of debt. This compares to adjusted net income of $9.1 million, or $0.21 per diluted share, in the third quarter of 2009. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in fourth quarter GAAP and non-GAAP adjusted net income was approximately $2.2 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.
     Cash flow for the fourth quarter amounted to $21.5 million from operations, $115.9 million net cash flow and $12.0 million free cash flow. For the year, cash flow from operations was $65.5 million, net cash flow is $138.5 million and free cash flow was $43.1 million.
     Turning to the balance sheet, at the end of the fourth quarter, we had $539 million in cash and short-term investments, consisting of approximately $242 million in cash and $297 million in short-term investments of par value auction rate securities. The auction rate securities, which have been fully borrowed against resulting in a related current liability “no net cost” loan of $297 million can be put back to UBS AG at par on June 30, 2010 under the previously disclosed settlement. Our working capital at quarter-end was approximately $354 million and long-term debt, including the Convertible Senior Notes, which are redeemable in October 2011, was approximately $125 million carrying value.
     Now turning to Inventory, at the end of the fourth quarter, inventory was approximately $90 million, which was an increase of approximately $7 million over the third quarter due mainly to an increase in raw materials and WIP which was in line with the revenue increase. Finished goods, at $32.3 million, was down 30 percent from year ago levels. Inventory days were 88, same as the third quarter of 2009.
     Accounts receivable was approximately $103 million and A/R days were 71.
     Capital expenditures were approximately $10.1 million during the fourth quarter, or 8 percent of revenue, and $25.9 million for the full year 2009. We continue to authorize CapEx at our model rate of between 10 and 12 percent of revenue to grow our packaging capacity in line with demand. However lead times on equipment are extending, causing a delay in the booking of expenditures relative to the respective authorizations.
     Depreciation and amortization expense for the fourth quarter was $12.1 million, and $47.2 million for the full year 2009.
     Turning to our Outlook...
As previously discussed, we expect a stronger first quarter than our typical seasonality and estimate revenue to range between $131 million and $137 million, up one half of one percent to five percent sequentially. Additionally, with a favorable pricing environment and continued improvements in utilization at our wafer fabrication facilities, we expect first quarter gross margin to range between 32 percent and 33 percent. First quarter operating expenses are anticipated to decrease slightly from fourth quarter levels on a percent of revenue basis. In terms of capital expenditures, as I just mentioned, we continue to authorize at our model rate of between 10 percent and 12 percent of revenue. We also expect our income tax rate for the first quarter and full year 2010 to range between 10 and 17 percent.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
As Dr. Lu mentioned, we achieved another solid quarter of growth due to continued market share gains and design win momentum. Overall our markets are solid, driven by continued strength in Asia as well as steady improvements in North America and Europe. These positive trends across all regions of our business are setting the stage for a strong first half for Diodes going into 2010.
In particular, we continued to achieve significant gains in MOSFETs, SBR® devices and bi-polar transistors, as well as increases in analog new product revenue from LED drivers, Hall sensors and USB power switches. Diodes’ MOSFET portfolio had record bookings during December and lead times are lengthening. This bodes well for continued growth in this product line throughout 2010. We also achieved strong momentum on SBR® products in Asia with significant demand and volume growth, as well as continued upside in all areas from LCD/LED televisions to laptop power supplies. There is also growing interest for these products in Europe and North America. The competitive advantage of SBR® over conventional diode technology is evident in the increasing number of design wins. Additionally, our Zetex mid- and high-performance bi-polar transistors also achieved strong growth in the quarter primarily due to the ramping of designs in smartphones, as well as increased momentum in the distribution channels. The increased opportunities in VoIP, LED drivers and various phone applications for these products provide a strong foundation for continued growth in 2010.
In terms of our end market breakout, computing represented 31 percent of revenue, consumer 32 percent, industrial 18 percent, communications 16 percent, and automotive 3 percent.
Asia represented 77 percent of total revenue growing 5 percent over the third quarter led by continued strength in LCD and LED TVs as well as panels, set-top boxes and low noise block down (LNB) converter products. We did see a slight decline in notebooks during the quarter, yet performance was still better than the typical seasonality. Distributor POP grew as a result of an aggressive effort by our Chinese distributors to rebuild strategic inventory in support of the Chinese New Year. Distributor inventory increased to approximately 2 months. This level is less than the normal year-end distributor inventory level in Asia and less than the fourth quarter of 2008, which was 2.8 months.
Design activity in Asia remained strong in the fourth quarter and included 16 different wins for our USB switches, power IC’s and LED lighting designs. In total, we had 75 wins at 62 customers during the quarter.

As I have mentioned last quarter, we are pleased with our continued progress and account development in the China market. Increasing our market share in China is a key strategic initiative for Diodes, as we consider the China market a major growth driver.
In North America, fourth quarter sales represented 13 percent of total revenue and increased 20 percent over the third quarter. OEM sales were driven by strength in set-top boxes as well as initial signs of improvement in our industrial account base. Distributor POS and POP grew in the quarter, while inventory was up 2 percent but still remained at all-time lows. Our backlog was strong once again, positioning us for further growth in North America for the first quarter. Overall, the near- to mid-term outlook from both OEMs and distributors is positive.
Design activity in North America also remained strong and the momentum continued with 62 total design wins, highlighted by 9 analog wins, 1 Hall sensor, 2 LED drivers, 3 SBRs® and 20 MOSFETs.
Sales in Europe accounted for 10 percent of total revenue in the quarter and increased approximately 17 percent from the third quarter. The growth demonstrates further signs of a recovery in the region following the solid sequential growth achieved last quarter. OEM sales grew double-digits for a second consecutive quarter with sales to automotive customers up 6 percent sequentially. Direct sales to consumer accounts gained 7 percent, and sales to industrial customers grew for the first time in 2009 with a strong rebound of 49 percent quarter-over-quarter. Distributor POS exceeded distributor POP and was up 16 percent over the third quarter. Inventory remained flat and distributor outlook is positive. We begin 2010 with a very strong customer backlog and expect further improvements in the first quarter.
Now turning to new products — new product revenue was $16.2 million in the fourth quarter, representing 12.5 percent of total revenue compared to 16.5 percent of sales last quarter. The decrease in new product revenue was primarily due to the aging-out of some MOSFETs, ASMCC and TVS products as well as quarterly end equipment mix.
During the fourth quarter, we released 54 new products, consisting of 20 analog products across 5 device families including 3 LED drivers, 8 USB switches and 7 Hall sensors; and 34 discrete, consisting of 8 bi-polar devices, 9 SBR® devices and 17 MOSFETs for notebooks, PCs, voice-over-IP and mobile phone applications.
We continue to see new product revenue increase from our USB power switch family with further penetration in notebooks and set-top boxes. The quarter-over-quarter growth rate was almost 50 percent for this product line. This trend is expected to continue in 2010 as more new products are released to the market that offer higher current, lower Rdson and added discharge features. The RESET devices are gaining popularity in applications where particular power rails are monitored for better system power management. More development in the RESET family is underway to further expand our device portfolio in 2010. For Hall Sensors, new products represented over 60 percent of our revenue in this product line by the Asian notebook and cell phone markets. Similarly, new LED products represented 77 percent of total family revenue, and we anticipate the percentage of new LED driver revenue to continue to increase.
In terms of global design wins, in-process design activity remained high with wins at 146 accounts globally: 75 wins at 60 customers in Asia, 62 wins at 32 customers in North America, and 76 wins at 54 accounts in Europe. Design wins and in-process design activity were broad-based in both product and end equipment.
Design activity was the highest for our core products in target end equipment at key accounts, which we believe will drive additional revenue growth in 2010. We continue to see the strongest momentum on the analog side in USB switch, LED drivers and LDO’s as well as with MOSFETs, bi-polar transistors, and SBR® on the discrete side.
In summary, our continued strong performance and revenue growth is evidence of our successful execution on new product initiatives and market share gains. The expanded customer base that we obtained through our acquisition of Zetex has provided Diodes a larger sales footprint and broadened our global presence. We continue to maintain our investment in technology innovation to enhance our design activity and further capitalize on the product synergies and cross-selling opportunities, which I believe have just begun to be exploited. As Dr. Lu mentioned, we expect the first quarter to be stronger than normal seasonal patterns as a result of increased customer demand for our products that are utilized in panels for LCD/LED TVs, smartphones and set-top boxes. We are very encouraged by the positive trends that we are seeing for our business and believe that Diodes is well positioned for increased growth opportunities in the first half of the year.
With that, I’ll open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.